Exhibit 10.5

CFO CONTRACT

Between the undersigned

Claus Toftegaard

Egelundsvej 13

9380 Vestbjerg

CPR no.:

(Hereinafter called the “CFO”)

and

LiqTech International A/S

Industriparken 22C

2750 Ballerup

CVR no.: 2512 1031

(Hereinafter called the “Company”)

has today signed the following Executive Contract (the “Contract”):

1.	RECRUITMENT

1.1.	This Contract is effective as of August 15, 2018.

2.	EMPLOYMENT AND RESPONSIBILITIES

2.1.

The CFO is subject to statutory rules and liability to the CEO to perform the duties as CFO of the Company. The CFO is responsible for Company’s complete financial controls and duties as assigned by the CEO of LiqTech International Inc. The place of employment is at the Company’s address in Hobro.

2.2.	The CFO shall appoint and dismiss the Company’s financial staff and provides the financial staff with working areas and provide them with working authority.

2.3.	The CFO shall be reported as CFO to the Danish Commerce and Companies Agency.

2.4.	The CFO will also serve as CFO for LiqTech International Inc and as a Director of LiqTech International A/S and Liqtech Systems A/S.

3.	SALARY, BONUS, PENSION AND WAGES REGULATORY

3.1.

Beginning August 15, 2018, the CFO’s annual salary is DKK 1,080,000 per year and shall be paid in equal monthly installments on the last business day of each month, in accordance with the Company’s standard payroll practices.

3.2.

The CFO shall be eligible to receive an annual cash bonus if certain performance targets are met, as determined annually by the Company’s Compensation Committee. Any annual cash bonus will be paid after the approval of the Company’s audited financial statements by the Company’s Audit Committee. The Compensation Committee reserves the right to provide a discretionary bonus to ensure equitable compensation for performance.

3.3.	Every month the Company shall pay 10% of the CFO’s monthly salary as pension for the CFO.

3.4.	The CFO’s salary shall be reviewed by the Company in December of each year and may or may not be changed.

4.	OTHER BENEFITS

4.1.	The Company shall provide a broadband connection in the CFO’s residence and shall be responsible for all installation and operating costs for such broadband connection.

4.2.	The Company shall provide a mobile telephone to the CFO and shall be responsible for phone charges connected thereto.

4.3.	The Company shall provide a laptop to the CFO.

4.4.	The Company will pay for a digital subscription for the newspaper “Børsen”.

4.5.	The Company shall provide a company car to the CFO. The Company will pay for all expenses related to the company car. The exact terms use of the company car will be regulated in a separate agreement.

4.6.	The tax consequences for the CFO of the private disposal facilities listed above are treated by the Company according to applicable law.

5.	TRAVEL AND ENTERTAINMENT

5.1.

CFO’s travel expenses for travel and representation in the Company’s interest will be reimbursed by the Company within fifteen days of receipt of appropriate documentation in accordance with Company policies. The CFO may also choose to have a credit card provided by the Company.

6.	CONTINUING EDUCATION

6.1.	The CFO is entitled to one, compared to his position, proper training program, paid by the Company. The training program shall be approved by the CEO.

7.	HOLIDAY

7.1.

Holidays are earned and held in accordance with the rules of the Holidays Act equivalent to 5 weeks annually. The CFO is also entitled to 5 days of special holidays every year. The special holiday allowance under the Holidays Act is paid by 1.5% and includes with the same percentage in the calculation of holiday pay on resignation.

7.2.	The CFO will plan the holiday himself but is obligated to take the Company’s best interests into account. The CFO must notify the CEO of the planned holiday.

7.3.	Upon resignation, the CFO is entitled to a 12.5% holiday allowance. The holiday allowance is paid in cash upon resignation along with the last salary payment.

8.	TERMINATION

8.1.	This Contract may be terminated by either party upon 3 months written notice. The notice will be extended by 1 month for every 12 months of employment. The notice is not to exceed 12 months.

8.2.

If the CFO within a period of 12 consecutive months has collected salary for a total of 120 days while the CFO has been sick (including Sundays and holidays) this Contract may be terminated upon 3 month written notice. Notice shall be given immediately on the expiry of the 120 sick days, and while the CFO still is reported sick.

8.3.

On resignation the CFO is required to return all materials, including copies as well as effects belonging to the Company in possession of the CFO. This also applies to credit cards, keys, etc. The CFO cannot exercise any lien in any of this material.

8.4.	Termination is otherwise subject to the Employers’ and Salaried Employees’ Act.

9.	CONFIDENTIALITY

9.1.

The CFO has duty of confidentiality regarding everything that he discovers and learns in connection with his employment as CFO, unless they are facts that within the nature of things must be brought forward to a third party. This duty of confidentiality is also valid after the CFO’s resignation.

10.	COPIES OF CONTRACT, VENUE ETC.

10.1.

Any dispute between the Company and the CFO on the occasion of this Contract of employment must, if agreement between the parties cannot be reached by negotiations, be decided by the ordinary courts in Denmark.

10.2.	This contract is drawn up into 2 equal sounding signed copies, one of which remains with the Company, while the other handed to the CFO.

Signature

Copenhagen, August 1, 2018	Copenhagen, August 1, 2018

/s/ Claus Toftegaard	/s/ Sune Mathiesen
Claus Toftegaard	LiqTech International A/S

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